Exhibit 99.1

LKQ CORPORATION ANNOUNCES RESULTS FOR FIRST QUARTER 2024

•Revenue of $3.7 billion (an 11% increase compared to the same period in 2023)
•Diluted EPS2 of $0.59; adjusted diluted EPS1,2 of $0.82
•Operating cash flow of $253 million; free cash flow1 of $187 million
•Dividend of $0.30 per share approved to be paid in the second quarter of 2024
•Completed an offering of €750 million of unsecured 4.125% senior notes
•Uni-Select synergies accelerated and increased from $55 million to $65 million
•Repurchased $30 million of LKQ shares

Chicago, IL (April 23, 2024) -- LKQ Corporation (Nasdaq: LKQ) today reported first quarter 2024 financial results. “Our first quarter results were below our expectations as our Wholesale – North America segment was confronted with a reduction in repairable claims and the resulting pressure on demand, which we believe is primarily attributable to record warm weather across the United States. On the upside, we experienced positive organic growth in our Europe segment and generated robust free cash flow. Our success since implementing the operational excellence strategy in 2019 has placed the Company on solid ground to recover from uncontrollable dynamics, such as those we faced in the first quarter. As a result, and despite the revenue headwinds we encountered in the first quarter, we are maintaining our adjusted earnings per share and free cash flow guidance. We have confidence in our team’s abilities and their track record of swiftly and effectively implementing action plans to address our cost-structure, and have already made meaningful changes to reflect current levels of demand,” noted Dominick Zarcone, President and Chief Executive Officer.
First Quarter 2024 Financial Results
Revenue for the first quarter of 2024 was $3.7 billion, an increase of 10.6% compared to $3.3 billion for the first quarter of 2023. For the first quarter of 2024, parts and services organic revenue decreased 0.3% (0.5% increase on a per day basis), foreign exchange rates increased revenue by 0.8% and the net impact of acquisitions and divestitures increased revenue by 11.6% year over year, for a total parts and services revenue increase of 12.1%. Other revenue for the first quarter of 2024 fell 14.6% primarily due to weaker precious metals prices relative to the same period in 2023.
Net income2 for the first quarter of 2024 was $158 million compared to $270 million for the same period of 2023. Diluted earnings per share2 for the first quarter of 2024 was $0.59 compared to $1.01 for the same period of 2023, a decrease of 41.6%.
On an adjusted basis, net income1,2 for the first quarter of 2024 was $220 million compared to $279 million for the same period of 2023, a decrease of 21.1%. Adjusted diluted earnings per share1,2 was $0.82 for the first quarter of 2024 compared to $1.04 for the same period of 2023, a decrease of 21.2%.

Cash Flow and Balance Sheet
Cash flow from operations and free cash flow1 were $253 million and $187 million, respectively, for the first quarter of 2024. As of March 31, 2024, the balance sheet reflected total debt of $4.3 billion and total leverage, as defined in our credit facility, was 2.3x EBITDA.

(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.

Stock Repurchase and Dividend Programs
During the first quarter of 2024, the Company invested $30 million to repurchase 0.6 million shares of its common stock. Since initiating the stock repurchase program in late October 2018, the Company has repurchased approximately 57 million shares for a total of $2.5 billion through March 31, 2024.
On April 22, 2024, the Board of Directors declared a quarterly cash dividend of $0.30 per share of common stock, payable on May 30, 2024, to stockholders of record at the close of business on May 16, 2024.
Other Events
“Confronted with soft demand, our Wholesale – North America team accelerated our FinishMaster footprint rationalization by consolidating 65 branches in the first quarter. To date, we have consolidated a total of 99 branches, representing 66% of the acquired locations, which is more than we anticipated completing in the first three-years. Through this effort, our team uncovered additional opportunities for synergies, which has given us the confidence to increase our previously disclosed synergies from $55 million to $65 million,” said Justin Jude, Executive Vice President and Chief Operating Officer.
On March 13, 2024, we completed an offering of €750 million aggregate principal amount of 4.125% Euro Notes due in 2031. We used the net proceeds from the offering to pay outstanding indebtedness, including all of the outstanding €500 million aggregate principal amount of the 3.875% Euro Notes (2024) as well as Euro revolver borrowings, and pay accrued interest and related fees, premiums and expenses.
On April 16, 2024, we divested our operations in Slovenia and simultaneously entered into an agreement to divest our operations in Bosnia, which we expect to close in the third quarter of this year subject to receipt of regulatory approvals. After thorough consideration, we determined our operations in Slovenia and Bosnia did not align with our long-term strategy and financial return objectives. Terms of the transactions were not disclosed.
2024 Outlook
Rick Galloway, Senior Vice President and Chief Financial Officer, commented, “We are reiterating our full year adjusted earnings per share and free cash flow guidance based on our confidence in the core strengths of our businesses and the action plans already in motion to recover the first quarter’s underperformance. We have lowered the range of our organic revenue growth guidance in recognition of the softer than expected first quarter demand and lowered our GAAP earnings per share guidance due to higher projected restructuring and transaction related expenses than prior guidance.”
For 2024, management updated the outlook as set forth below:

	2024 Previous Full Year Outlook	2024 Updated Full Year Outlook
Organic revenue growth for parts and services	3.5% to 5.5%	2.5% to 4.5%
Diluted EPS[2]	$3.43 to $3.73	$3.32 to $3.62
Adjusted diluted EPS[1,2]	$3.90 to $4.20	$3.90 to $4.20
Operating cash flow	$1.35 billion	$1.35 billion
Free cash flow[1]	$1.0 billion	$1.0 billion
Free cash flow conversion of Adjusted EBITDA[1]	50% to 60%	50% to 60%

(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.

Our outlook for the full year 2024 is based on current conditions, recent trends and our expectations, and assumes a global effective tax rate of 26.8%, the prices of scrap and precious metals hold near the March average and no further deterioration due to the Ukraine/Russia conflict. We have applied foreign currency exchange rates near first quarter average levels, including $1.09, $1.27 and $0.74 for the euro, pound sterling and Canadian dollar, respectively, for the balance of the year, which are unchanged from prior guidance. Changes in these conditions may impact our ability to achieve the estimates. Adjusted figures exclude (to the extent applicable) the impact of restructuring and transaction related expenses; amortization expense related to acquired intangibles; excess tax benefits and deficiencies from stock-based payments; losses on debt extinguishment; impairment charges; direct impacts of the Ukraine/Russia conflict; and gains and losses related to acquisitions or divestitures (including changes in the fair value of contingent consideration liabilities).
Non-GAAP Financial Measures
This release contains (and management’s presentation on the related investor conference call will refer to) non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release are reconciliations of each non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP.
Conference Call Details
LKQ will host a conference call and webcast on April 23, 2024 at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) with members of senior management to discuss the Company's results. To access the investor conference call, please dial (833) 470-1428. International access to the call may be obtained by dialing (404) 975-4839. The conference call will require you to enter conference ID: 568620.
Webcast and Presentation Details
The audio webcast and accompanying slide presentation can be accessed at (www.lkqcorp.com) in the Investor Relations section.
A replay of the conference call will be available by telephone at (866) 813-9403 or (929) 458-6194 for international calls. The telephone replay will require you to enter conference ID: 296708. An online replay of the audio webcast will be available on the Company's website. Both formats of replay will be available through May 8, 2024. Please allow approximately two hours after the live presentation before attempting to access the replay.
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward-Looking Statements
Statements and information in this press release and on the related conference call, including our outlook for 2024, as well as remarks by the Chief Executive Officer and other members of management, that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.
Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include the factors set forth below, and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available at the Investor Relations section on our website (www.lkqcorp.com) and on the SEC's website (www.sec.gov).
These factors include the following (not necessarily in order of importance):
•our operating results and financial condition have been and could continue to be adversely affected by the economic, political and social conditions in North America, Europe, Taiwan and other countries, as well as the economic health of vehicle owners and numbers and types of vehicles sold;
•we face competition from local, national, international, and internet-based vehicle products providers, and this competition could negatively affect our business;
•we rely upon insurance companies and our customers to promote the usage of alternative parts;
•intellectual property claims relating to aftermarket products could adversely affect our business;
•changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;
•if the number of vehicles involved in accidents or being repaired declines, or the mix of the types of vehicles in the overall vehicle population changes, our business could suffer;
•inaccuracies in the data relating to our industry published by independent sources upon which we rely;
•fluctuations in the prices of commodities could adversely affect our financial results;
•an adverse change in our relationships with our suppliers, disruption to our supply of inventory, or the misconduct, performance failures or negligence of our third party vendors or service providers could increase our expenses, impede our ability to serve our customers, or expose us to liability;
•future public health emergencies could have a material adverse impact on our business, results of operation, financial condition and liquidity, the nature and extent of which is highly uncertain;
•if we determine that our goodwill or other intangible assets have become impaired, we may incur significant charges to our pretax income;
•we could be subject to product liability claims and involved in product recalls;
•we may not be able to successfully acquire businesses or integrate acquisitions, and we may not be able to successfully divest certain businesses;
•we have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business;
•our senior notes do not impose any limitations on our ability to incur additional debt or protect against certain other types of transactions, and we may incur additional indebtedness under our credit agreement;
•our credit agreement imposes operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities;
•we may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful;
•our future capital needs may require that we seek to refinance our debt or obtain additional debt or equity financing, events that could have a negative effect on our business;
•our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly;
•repayment of our indebtedness is dependent on cash flow generated by our subsidiaries;
•a downgrade in our credit rating would impact our cost of capital;
•the amount and frequency of our share repurchases and dividend payments may fluctuate;
•existing or new laws and regulations, or changes to enforcement or interpretation of existing laws or regulations, may prohibit, restrict or burden the sale of aftermarket, recycled, refurbished or remanufactured products;
•we are subject to environmental regulations and incur costs relating to environmental matters;
•if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our company and as a result may have a material adverse effect on the value of our common stock;
•we may be adversely affected by legal, regulatory or market responses to global climate change;

•our amended and restated bylaws provide that the courts in the State of Delaware are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees;
•our effective tax rate could materially increase as a consequence of various factors, including U.S. and/or international tax legislation, applicable interpretations and administrative guidance, our mix of earnings by jurisdiction, and U.S. and foreign jurisdictional audits;
•if significant tariffs or other restrictions are placed on products or materials we import or any related counter-measures are taken by countries to which we export products, our revenue and results of operations may be materially harmed;
•governmental agencies may refuse to grant or renew our operating licenses and permits;
•the costs of complying with the requirements of laws pertaining to data privacy and cybersecurity of personal information and the potential liability associated with the failure to comply with such laws could materially adversely affect our business and results of operations;
•our employees are important to successfully manage our business and achieve our objectives;
•we operate in foreign jurisdictions, which exposes us to foreign exchange and other risks;
•our business may be adversely affected by union activities and labor and employment laws;
•we rely on information technology and communication systems in critical areas of our operations and a disruption relating to such technology could harm our business;
•business interruptions in our distribution centers or other facilities may affect our operations, the function of our computer systems, and/or the availability and distribution of merchandise, which may affect our business;
•if we experience problems with our fleet of trucks and other vehicles, our business could be harmed;
•we may lose the right to operate at key locations; and
•activist investors could cause us to incur substantial costs, divert management’s attention, and have an adverse effect on our business.

Contact:
Joseph P. Boutross - Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Three Months Ended March 31,
	2024		2023
		% of Revenue (2)		% of Revenue (2)	$ Change	% Change
Revenue	$3,703	100.0%	$3,349	100.0%	$354	10.6%
Cost of goods sold	2,251	60.8%	1,977	59.0%	274	13.9%
Gross margin	1,452	39.2%	1,372	41.0%	80	5.8%
Selling, general and administrative expenses	1,044	28.2%	931	27.8%	113	12.1%
Restructuring and transaction related expenses	30	0.8%	18	0.5%	12	66.7%
Depreciation and amortization	89	2.4%	58	1.7%	31	53.4%
Operating income	289	7.8%	365	10.9%	(76)	(20.8)%
Other expense (income):
Interest expense	64	1.7%	36	1.1%	28	77.8%
Gains on foreign exchange contracts - acquisition related (1)	—	—%	(23)	(0.7)%	23	n/m
Interest income and other income, net	(6)	(0.2)%	(9)	(0.3)%	3	(33.3)%
Total other expense, net	58	1.6%	4	0.1%	54	n/m
Income before provision for income taxes	231	6.3%	361	10.8%	(130)	(36.0)%
Provision for income taxes	71	1.9%	94	2.8%	(23)	(24.5)%
Equity in (losses) earnings of unconsolidated subsidiaries	(2)	(0.1)%	3	0.1%	(5)	n/m
Net income	$158	4.3%	$270	8.1%	$(112)	(41.5)%
Earnings per share:
Basic	$0.59		$1.01		$(0.42)	(41.6)%
Diluted	$0.59		$1.01		$(0.42)	(41.6)%
(1) Related to the Uni-Select Inc. ("Uni-Select") acquisition.
(2) The sum of the individual percentage of revenue components may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In millions, except per share data)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$344	$299
Receivables, net of allowance for credit losses	1,392	1,165
Inventories	3,123	3,121
Prepaid expenses and other current assets	343	283
Total current assets	5,202	4,868
Property, plant and equipment, net	1,493	1,516
Operating lease assets, net	1,314	1,336
Goodwill	5,526	5,600
Other intangibles, net	1,271	1,313
Equity method investments	163	159
Other noncurrent assets	301	287
Total assets	$15,270	$15,079
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,840	$1,648
Accrued expenses:
Accrued payroll-related liabilities	242	260
Refund liability	137	132
Other accrued expenses	354	309
Current portion of operating lease liabilities	226	224
Current portion of long-term obligations	88	596
Other current liabilities	172	149
Total current liabilities	3,059	3,318
Long-term operating lease liabilities, excluding current portion	1,138	1,163
Long-term obligations, excluding current portion	4,161	3,655
Deferred income taxes	426	448
Other noncurrent liabilities	313	314
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 1,000.0 shares authorized, 323.5 shares issued and 267.0 shares outstanding at March 31, 2024; 323.1 shares issued and 267.2 shares outstanding at December 31, 2023	3	3
Additional paid-in capital	1,541	1,538
Retained earnings	7,367	7,290
Accumulated other comprehensive loss	(298)	(240)
Treasury stock, at cost; 56.5 shares at March 31, 2024 and 55.9 shares at December 31, 2023	(2,454)	(2,424)
Total Company stockholders’ equity	6,159	6,167
Noncontrolling interest	14	14
Total stockholders’ equity	6,173	6,181
Total liabilities and stockholders’ equity	$15,270	$15,079

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$158	$270
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	100	65
Stock-based compensation expense	8	10
Gains on foreign exchange contracts - acquisition related	—	(23)
Other	33	11
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Receivables	(249)	(236)
Inventories	(52)	57
Prepaid income taxes/income taxes payable	47	52
Accounts payable	220	22
Other operating assets and liabilities	(12)	(5)
Net cash provided by operating activities	253	223
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(66)	(70)
Acquisitions, net of cash acquired	(17)	(25)
Other investing activities, net	(5)	(2)
Net cash used in investing activities	(88)	(97)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issuance costs	(6)	(19)
Proceeds from issuance of Euro Notes (2031), net of unamortized bond discount	816	—
Repayment of Euro Notes (2024)	(547)	—
Borrowings under revolving credit facilities	392	1,543
Repayments under revolving credit facilities	(659)	(2,003)
Borrowings under term loans	—	500
Borrowings of other debt, net	33	1
Dividends paid to LKQ stockholders	(81)	(74)
Purchase of treasury stock	(30)	(8)
Other financing activities, net	(31)	(6)
Net cash used in financing activities	(113)	(66)
Effect of exchange rate changes on cash and cash equivalents	(7)	4
Net increase in cash and cash equivalents	45	64
Cash and cash equivalents, beginning of period	299	278
Cash and cash equivalents, end of period	$344	$342

The following unaudited tables compare certain third party revenue categories:

	Three Months Ended March 31,
(In millions)	2024	2023	$ Change	% Change
Wholesale - North America	$1,422	$1,148	$274	23.8%
Europe	1,637	1,548	89	5.7%
Specialty	422	396	26	6.7%
Self Service	54	60	(6)	(10.5)%
Parts and services	3,535	3,152	383	12.1%
Wholesale - North America	78	81	(3)	(3.8)%
Europe	7	7	—	10.3%
Self Service	83	109	(26)	(24.1)%
Other	168	197	(29)	(14.6)%
Total revenue	$3,703	$3,349	$354	10.6%

Revenue changes by category for the three months ended March 31, 2024 vs. 2023:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
Wholesale - North America	(3.3)%	27.1%	—%	23.8%
Europe	2.7%	1.4%	1.7%	5.7%
Specialty	(1.4)%	8.1%	—%	6.7%
Self Service	(10.5)%	—%	—%	(10.5)%
Parts and services	(0.3)%	11.6%	0.8%	12.1%
Wholesale - North America	(4.9)%	1.1%	—%	(3.8)%
Europe	8.9%	—%	1.3%	10.3%
Self Service	(24.2)%	—%	—%	(24.1)%
Other	(15.1)%	0.5%	—%	(14.6)%
Total revenue	(1.1)%	10.9%	0.8%	10.6%
(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at different exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited table reconciles revenue and revenue growth for parts & services and total revenue to constant currency revenue and revenue growth for the same measures:

	Three Months Ended March 31, 2024
(In millions)	Consolidated	Europe
Parts & Services
Revenue as reported	$3,535	$1,637
Less: Currency impact	27	26
Revenue at constant currency	$3,508	$1,611

Total
Revenue as reported	$3,703
Less: Currency impact	27
Revenue at constant currency	$3,676

	Three Months Ended March 31, 2024
	Consolidated	Europe
Parts & Services
Revenue growth as reported	12.1%	5.7%
Less: Currency impact	0.8%	1.7%
Revenue growth at constant currency	11.3%	4.0%

Total
Revenue growth as reported	10.6%
Less: Currency impact	0.8%
Revenue growth at constant currency	9.8%

We have presented our revenue and the growth rate on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency revenue information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance, as this statistic removes the translation impact of exchange rate fluctuations, which are outside of our control and do not reflect our operational performance. Constant currency revenue results are calculated by translating prior year revenue in local currency using the current year's currency conversion rate. This non-GAAP financial measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. In addition, not all companies that report revenue growth on a constant currency basis calculate such measure in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table compares revenue and Segment EBITDA by reportable segment:

	Three Months Ended March 31,
	2024		2023
(In millions)		% of Revenue		% of Revenue
Revenue
Wholesale - North America	$1,500		$1,229
Europe	1,644		1,555
Specialty	423		397
Self Service	137		169
Eliminations	(1)		(1)
Total revenue	$3,703		$3,349
Segment EBITDA
Wholesale - North America	$244	16.3%	$252	20.5%
Europe	143	8.7%	151	9.7%
Specialty	27	6.4%	31	7.9%
Self Service	16	11.7%	22	13.2%
Total Segment EBITDA	$430	11.6%	$456	13.6%

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. We calculate Segment EBITDA as Net Income excluding net income and loss attributable to noncontrolling interest; income and loss from discontinued operations; depreciation; amortization; interest; gains and losses on debt extinguishment; income tax expense; restructuring and transaction related expenses (which includes restructuring expenses recorded in Cost of goods sold); change in fair value of contingent consideration liabilities; other gains and losses related to acquisitions, equity method investments, or divestitures; equity in losses and earnings of unconsolidated subsidiaries; equity investment fair value adjustments; impairment charges; and direct impacts of the Ukraine/Russia conflict. Our chief operating decision maker, who is our Chief Executive Officer, uses Segment EBITDA as the key measure of our segment profit or loss. We use Segment EBITDA to compare profitability among our segments and evaluate business strategies. This financial measure is included in the metrics used to determine incentive compensation for our senior management. We also consider Segment EBITDA to be a useful financial measure in evaluating our operating performance, as it provides investors, securities analysts and other interested parties with supplemental information regarding the underlying trends in our ongoing operations. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate general and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment's percentage of consolidated revenue. Refer to the table on the following page for a reconciliation of net income to Segment EBITDA.

The following unaudited table reconciles Net Income to Segment EBITDA:

	Three Months Ended March 31,
(In millions)	2024	2023
Net income	$158	$270
Adjustments:
Depreciation and amortization	100	65
Interest expense, net of interest income	61	33
Loss on debt extinguishment	—	1
Provision for income taxes	71	94
Equity in losses (earnings) of unconsolidated subsidiaries	2	(3)
Gains on foreign exchange contracts - acquisition related (1)	—	(23)
Equity investment fair value adjustments	—	1
Restructuring and transaction related expenses	30	18
Restructuring expenses - cost of goods sold	8	—
Segment EBITDA	$430	$456

Net income as a percentage of revenue	4.3%	8.1%
Segment EBITDA as a percentage of revenue	11.6%	13.6%
Note: In the table above, the sum of the individual amounts may not equal the total due to rounding.

(1) Related to the Uni-Select acquisition.

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. See paragraph under the previous table (revenue and Segment EBITDA by reportable segment) for details on the calculation of Segment EBITDA.

Segment EBITDA should not be construed as an alternative to operating income, net income or net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report Segment EBITDA information calculate Segment EBITDA in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for performance relative to other companies.

The following unaudited table reconciles Net Income and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share, respectively:

	Three Months Ended March 31,
(In millions, except per share data)	2024	2023
Net income	$158	$270
Adjustments:
Amortization of acquired intangibles	37	15
Restructuring and transaction related expenses	30	18
Restructuring expenses - cost of goods sold	8	—
Loss on debt extinguishment	—	1
Pre-acquisition interest expense, net of interest income (1)	—	3
Gains on foreign exchange contracts - acquisition related (1)	—	(23)
Excess tax benefit from stock-based payments	(1)	(2)
Tax effect of adjustments	(12)	(3)
Adjusted net income	$220	$279

Weighted average diluted common shares outstanding	267.7	268.3

Diluted earnings per share:
Reported	$0.59	$1.01
Adjusted	$0.82	$1.04
(1) Related to the Uni-Select acquisition.

We have presented Adjusted Net Income and Adjusted Diluted Earnings per Share as we believe these measures are useful for evaluating the core operating performance of our continuing business across reporting periods and in analyzing our historical operating results. We define Adjusted Net Income and Adjusted Diluted Earnings per Share as Net Income and Diluted Earnings per Share adjusted to eliminate the impact of net income and loss attributable to noncontrolling interest, income and loss from discontinued operations, restructuring and transaction related expenses, amortization expense related to all acquired intangible assets, gains and losses on debt extinguishment, the change in fair value of contingent consideration liabilities, other gains and losses related to acquisitions, equity method investments, or divestitures (including gains or losses on foreign currency forward contracts related to the Uni-Select transaction), impairment charges, direct impacts of the Ukraine/Russia conflict and related sanctions, interest and financing costs related to the Uni-Select transaction prior to closing, excess tax benefits and deficiencies from stock-based payments and any tax effect of these adjustments. The tax effect of these adjustments is calculated using the effective tax rate for the applicable period or for certain discrete items the specific tax expense or benefit for the adjustment. Given the variability and volatility of the amount related transactions in a particular period, management believes that these costs are not core operating expenses and should be adjusted in our calculation of Adjusted Net Income. Our adjustment of the amortization of all acquisition-related intangible assets does not exclude the amortization of other assets, which represents expense that is directly attributable to ongoing operations. Management believes that the adjustment relating to amortization of acquisition-related intangible assets supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. The acquired intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. These financial measures are used by management in its decision making and overall evaluation of our operating performance and are included in the metrics used to determine incentive compensation for our senior management. Adjusted Net Income and Adjusted Diluted Earnings per Share should not be construed as alternatives to Net Income or Diluted Earnings per Share as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report measures similar to Adjusted Net Income and Adjusted Diluted Earnings per Share calculate such measures in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table reconciles Forecasted Net Income and Diluted Earnings per Share to Forecasted Adjusted Net Income and Adjusted Diluted Earnings per Share, respectively:

	Forecasted
	Fiscal Year 2024
(In millions, except per share data)	Minimum Outlook	Maximum Outlook
Net income (1)	$889	$969
Adjustments:
Amortization of acquired intangibles	145	145
Restructuring and transaction related expenses	59	59
Tax effect of adjustments	(48)	(48)
Adjusted net income (1)	$1,045	$1,125

Weighted average diluted common shares outstanding	267.8	267.8

Diluted earnings per share:
Reported (1)	$3.32	$3.62
Adjusted (1)	$3.90	$4.20
(1) Actuals and outlook figures are for continuing operations attributable to LKQ stockholders.

We have presented forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share in our financial outlook. Refer to the discussion of Adjusted Net Income and Adjusted Diluted Earnings per Share for details on the calculation of these non-GAAP financial measures. In the calculation of forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share, we included estimates of net income, amortization of acquired intangibles for the full fiscal year 2024, restructuring expenses under previously announced plans, and the related tax effect; we included for all other components the amounts incurred through March 31, 2024.

The following unaudited tables reconciles Net Cash Provided by Operating Activities to Free Cash Flow and Net Income to Adjusted EBITDA:

	Three Months Ended March 31,
(In millions)	2024	2023
Net cash provided by operating activities	$253	$223
Less: purchases of property, plant and equipment	66	70
Free cash flow	$187	$153

	Three Months Ended March 31,
(In millions)	2024	2023
Net income	$158	$270
Adjustments:
Depreciation and amortization	100	65
Interest expense, net of interest income	61	33
Loss on debt extinguishment	—	1
Provision for income taxes	71	94
Gains on foreign exchange contracts - acquisition related (1)	—	(23)
Adjusted EBITDA	$390	$440
(1) Related to the Uni-Select acquisition.

We have presented free cash flow solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our liquidity. We calculate free cash flow as net cash provided by operating activities, less purchases of property, plant and equipment. We believe free cash flow provides insight into our liquidity and provides useful information to management and investors concerning our cash flow available to meet future debt service obligations and working capital requirements, make strategic acquisitions, pay dividends and repurchase stock. We believe free cash flow is used by investors, securities analysts and other interested parties in evaluating the liquidity of other companies, many of which present free cash flow when reporting their results. This financial measure is included in the metrics used to determine incentive compensation for our senior management. Free cash flow should not be construed as an alternative to net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report free cash flow information calculate free cash flow in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for liquidity relative to other companies.

We also evaluate our free cash flow by measuring the conversion of Adjusted EBITDA into free cash flow. For the denominator of our conversion ratio, we calculate Adjusted EBITDA as net income excluding net income and loss attributable to noncontrolling interest, income and loss from discontinued operations, depreciation, amortization, interest, gains and losses on debt extinguishment, income tax expense, gains and losses on the disposal of businesses, and other unusual income and expense items that affect investing or financing cash flows. We exclude gains and losses on the disposal of businesses as the proceeds are included in investing cash flows, which is outside of free cash flow. Adjusted EBITDA should not be construed as an alternative to operating income, net income or net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report Adjusted EBITDA information calculate Adjusted EBITDA in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for performance relative to other companies.

The following unaudited table reconciles Forecasted Net Cash Provided by Operating Activities to Forecasted Free Cash Flow:

Forecasted
Fiscal Year 2024
(In millions)	Outlook
Net cash provided by operating activities	$1,350
Less: purchases of property, plant and equipment	350
Free cash flow	$1,000

We have presented forecasted free cash flow in our financial outlook. Refer to the paragraph above for details on the calculation of free cash flow.